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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A
                                AMENDMENT NO. 1
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                     [LOGO]

                           HASKEL INTERNATIONAL, INC.
                           (NAME OF SUBJECT COMPANY)

                           HASKEL INTERNATIONAL, INC.
                     (NAMES OF PERSON(S) FILING STATEMENT)

                           COMMON STOCK, NO PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   418106100
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 PATRICIA WEHR
                            CHIEF FINANCIAL OFFICER
                           HASKEL INTERNATIONAL, INC.
                              100 E. GRAHAM PLACE
                               BURBANK, CA 91502
                                 (818) 556-2561
                 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON
                   BEHALF OF THE PERSON(S) FILING STATEMENT)

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                                WITH A COPY TO:

                               RICHARD A. STRONG
                          GIBSON, DUNN & CRUTCHER LLP
                       333 SOUTH GRAND AVENUE, 47TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 229-7000

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                                  INTRODUCTION

     This Solicitation/Recommendation Statement on Schedule 14D-9 originally filed on March 22, 1999 relates to an offer by HI Holdings Inc., a Delaware corporation, through its wholly-owned subsidiary HI Merger Subsidiary Inc., a California corporation, to purchase all of the Shares of Haskel International, Inc., a California corporation. The March 22, 1999 filing inadvertently omitted part of Exhibit 4, the Fairness Opinion of Schroder & Co. Inc. Exhibit 4 attached hereto sets forth the Fairness Opinion in its entirety. All capitalized terms used herein without definition have the respective meanings set forth in the Schedule 14D-9.


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ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

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
    EXHIBIT
    NUMBER                             DESCRIPTION
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

    4          Fairness Opinion of Schroder & Co. Inc., dated March 14, 1999.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          By:  /s/ R. Malcolm Greaves

                                                    R. Malcolm Greaves
                                                 Chief Executive Officer

Dated: April 1, 1999



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